Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
News	Jack Maurer
412-434-2181
jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG posts record first quarter sales, highest quarterly sales ever

Coatings, Optical and Specialty Materials segments see double-digit increases

PITTSBURGH, Apr. 19, 2007 – PPG Industries (NYSE:PPG) today reported record sales for the first quarter – or any quarter in the company’s history – of $2.9 billion, surpassing first quarter 2006 record sales by 11 percent. First quarter net income was $194 million, or $1.17 per share. Net income includes an aftertax charge of $5 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings.

In the first quarter 2006, PPG reported net income of $184 million, or $1.11 a share, including aftertax charges of $23 million, or 14 cents a share, for business restructuring, and $6 million, or 3 cents a share, to reflect the net increase in the value of the company’s obligation under its asbestos settlement agreement. Sales were $2.6 billion.

“We are beginning to realize the financial benefits of the acquisitions we made last year. Combined with strong organic growth, they enabled our Optical and Specialty Materials segment and our two coatings segments to achieve aggregate sales growth of about 20 percent and to improve their operating earnings by 12 percent,” said Charles E. Bunch, PPG’s chairman and chief executive officer. “Meanwhile, our Commodity Chemicals segment was down year-over-year but rebounded versus the fourth quarter, and the second quarter outlook is more positive.

“Our global presence has and will continue to help us benefit from worldwide economic growth in many of the markets we serve. In addition, we continue to evaluate appropriate acquisition opportunities and to explore alternatives for our underperforming businesses. Our ultimate goal remains maximizing shareholder value.”

PPG’s financial results are now reported in five business segments, rather than its historical three, to improve clarity about the company’s performance.

Performance and Applied Coatings sales for the quarter increased $177 million, or 26 percent, as a result of increased sales from acquisitions and the positive impact of stronger foreign currencies, improved volumes and selling prices. Segment earnings grew by $16 million as a result of higher sales volumes and the positive impact of acquisitions.

Industrial Coatings sales for the quarter increased $101 million, or 13 percent, as a result of increased sales from acquisitions, the positive impact of stronger foreign currencies, and improved volumes. Segment earnings improved $4 million due to the benefits of higher sales volumes and the impact of acquisitions. The earnings impact was partially offset by the negative impact of inflation.

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Optical and Specialty Materials sales for the quarter increased $48 million, or 21 percent, also due to improved volumes and increased sales from acquisitions. Segment earnings were up $11 million due to the impact of higher sales volumes. Segment earnings were partially offset by increased advertising expenses to support growth.

Commodity Chemicals sales for the quarter decreased $30 million, or 7 percent, due to lower selling prices. Segment earnings were down $43 million primarily due to lower pricing, which was partially offset by lower energy costs, primarily natural gas.

Glass sales decreased $17 million, or 3 percent, due to lower volumes and selling prices, offset by stronger foreign currencies. Segment earnings were down $15 million due to lower pricing and the impact of writing off PPG’s investment in a Venezuelan joint venture.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs more than 30,000 people and has 125 manufacturing facilities and equity affiliates in more than 20 countries. Sales in 2006 were $11 billion. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

Financial commentary from William H. Hernandez, senior vice president and chief financial officer, regarding first quarter 2007 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, April 27. The commentary will also be available on PPG’s Web site (www.ppg.com) at Investor Center, 1st Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Investor Center on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

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Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Mar. 31
	2007	2006
Net sales	$2,917	$2,638
Cost of sales, exclusive of depreciation and amortization	1,885	1,691
Selling and other	622	535
Depreciation	87	82
Interest	22	20
Amortization	14	9
Asbestos settlement - net	9	9
Business restructuring	—	35
Other - net	(2)	(12)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	280	269
Income tax expense	68	66
Minority interest	18	19

NET INCOME	$194	$184

Earnings per common share	$1.18	$1.11

Earnings per common share - assuming dilution	$1.17	$1.11

Average shares outstanding	164.6	165.4

Average shares outstanding - assuming dilution	165.9	166.5

CONDENSED BALANCE SHEET (unaudited)

	Mar. 31 2007	Dec. 31 2006

	(millions)
Current assets:
Cash and cash equivalents	$182	$455
Receivables - net	2,434	2,168
Inventories	1,459	1,390
Other	654	579

Total current assets	4,729	4,592
Property less accumulated depreciation	2,512	2,496
Investments	356	352
Goodwill and identifiable intangible assets	2,092	1,982
Other assets	656	599

TOTAL	$10,345	$10,021

Current liabilities:
Short-term debt and current portion of long-term debt	$306	$140
Asbestos settlement	565	557
Accounts payable and accrued liabilities	2,078	2,090

Total current liabilities	2,949	2,787
Long-term debt	1,158	1,155
Asbestos settlement	338	332
Deferred income taxes	144	136
Accumulated provisions	2,155	2,229
Minority interest	165	148
Shareholders’ equity	3,436	3,234

TOTAL	$10,345	$10,021

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Mar. 31
	2007	2006
	(millions)
Net sales
Industrial Coatings	$869	$768
Performance and Applied Coatings	855	678
Optical and Specialty Materials	280	232
Commodity Chemicals	371	401
Glass	542	559

TOTAL	$2,917	$2,638

Segment income
Industrial Coatings	$95	$91
Performance and Applied Coatings	121	105
Optical and Specialty Materials	67	56
Commodity Chemicals	44	87
Glass	20	35

TOTAL	347	374
Legacy costs (Note A)	(5)	(12)
Asbestos settlement - net	(9)	(9)
Interest - net	(19)	(17)
Restructuring	—	(35)
Unallocated stock based compensation (Note B)	(9)	(8)
Other unallocated corporate expense	(25)	(24)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$280	$269

Note A:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs, and certain charges which are considered to be unusual or non-recurring.

Note B:

Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.